Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Orion Office REIT Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	1,120,000(1)	$9.48	$10,617,600	$110.20 per $1,000,000	$1,171(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$10,617,600		$1,171

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,171

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the registrant’s common stock on October 27, 2022.